Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is made and entered into as of March 20, 2017, between TheMaven, Inc., a Delaware corporation (the “Company”) and Marty Heimbigner, an individual (the “Executive”).

WHEREAS, the Company desires to employ the Executive as its Chief Financial Officer commencing after the filing of the Annual Report on Form 10K, for the fiscal year dated December 31, 2017, and the Executive desires to accept this offer of employment, effective as of the Effective Date.

WHEREAS, the Company and the Executive have determined that the terms and conditions of this Agreement are reasonable and in their mutual best interests and accordingly desire to enter into this Agreement in order to provide for the terms and conditions upon which the Executive shall be employed by the Company.

NOW THEREFORE, in consideration of the foregoing and the respective covenants, agreements and representations and warranties set forth herein, the parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE 1.
TERMS OF EMPLOYMENT

1.1 Employment and Acceptance.

(a)       Employment and Acceptance. On and subject to the terms and conditions of this Agreement, the Company shall employ the Executive and the Executive hereby accepts such employment.

(b)       Responsibilities and Duties. The Executive shall serve as the Chief Financial Officer of the Company commencing after the filing of the Annual Report on Form 10K, for the fiscal year dated December 31, 2017 and the Form S-1 registration statement that includes the financial statements for the year ended December 31, 2016, prior to that time, the Executive will act as a consultant on financial matters and accounting issues. The Executive’s duties as Chief Financial Officer shall consist of such duties and responsibilities as are determined from time to time by the CEO or the Board pursuant to its authorities set forth in the by-laws of the Company, including but not limited to, (i) assisting in the management of the business to achieve the financial and strategic goals established by the CEO or Board, (ii) development and financial oversight of budget and financial reporting, (iii) oversight of all accounting and finance functions including recruitment and oversight of personnel, (iv) implementation of best practices in all of the Company’s financial programs, (v) timely calculation and reporting of taxes, (vi) timely reporting to the SEC, FINRA and any other governmental entities as required by local, county, state and federal law, (vii) investor relations and communications, (viii) management of employee payroll, benefits and equity plan and channel partner warrant plan and (ix) assistance in closing and managing mergers, acquisitions and major strategic deals. The Executive shall, if requested, also serve as a member of the Board or as an officer or director of any subsidiary or affiliate of the Company for no additional compensation.

(c)       Reporting. The Executive shall report directly to the Company’s Chief Executive Officer, unless otherwise directed by the Board.

(d)       Performance of Duties / Travel. With respect to Executive’s duties hereunder, at all times, the Executive shall be subject to the instructions, control, and direction of the CEO, unless otherwise directed by the Board, and act in accordance with the Company’s Certificate of Incorporation, Bylaws and other governing policies, rules and regulations, except to the extent that the Executive is aware that such documents conflict with applicable law. The Executive shall devote Executive’s business time, attention and ability to serving the Company on an exclusive and full-time basis as aforesaid and as the CEO and Board may reasonably require, except during the first 90 days of employment during which the Executive will devote approximately half of his business time to the requirements of the Company. The Executive shall also travel as required by Executive’s duties hereunder and shall comply with the Company’s then-current travel policies as approved by the Board.

(e) Indemnification / Insurance. During the term of employment of Executive, Executive will be covered by all applicable Directors and Officers insurance and indemnification provided by the Company’s insurance policies, the Company’s By-Laws and by state law in connection with Executive’s duties as an officer and potentially as director hereunder.

1.2 Compensation and Benefits.

(a)       Annual Salary. The Executive shall receive an annual salary of $220,000 (the “Annual Salary. Salary shall be payable on a semi-monthly basis or such other payment schedule as used by the Company for its senior level Executives from time to time, less such deductions as shall be required to be withheld by applicable law and regulation and consistent with the Company’s practices. The Annual Salary payable to the Executive will be reviewed annually by the CEO and subject to approval by the Board.

(b)       Equity Incentive Compensation. In connection with your employment and subject to approval by the Board of Directors, you will be awarded a grant of 300,000 options under the Company’s equity incentive plan (the “Executive Plan”). The options will have an exercise price of the closing price on the day immediately prior to Executive’s first day of employment, shall vest over a 36-month period with a one-year cliff, except that the one-year cliff shall not apply, if the Executive’s employment with the Company is terminated during the first year by the Company without Cause as defined in section 2.3 of the 2016 Stock Option Plan. Pursuant to the 2016 Stock Option Plan, your stock in the Company may be subject to other restrictions set forth in the 2016 Stock Option Plan.

(c)       Expenses. The Executive shall be reimbursed for all ordinary and necessary out-of-pocket business expenses reasonably and actually incurred or paid by the Executive in the performance of the Executive’s duties in accordance with the Company’s policies upon presentation of such expense statements or vouchers or such other supporting information as the Company may reasonably require.

(d)       Benefits. The Executive shall be entitled to fully participate in all benefit plans that are in place and available to senior level Executives of the Company from time to time, including, without limitation, medical, dental, vision and life insurance (if offered), in each case subject to the general eligibility, participation and other provisions set forth in such plans.

(e)       Paid Time Off. During the Term, the Executive shall be entitled to Paid Time Off (PTO) based on the company’s policy for all new hires, so long as such time off does not interfere with Executive’s ability to properly perform Executive’s duties as Chief Financial Officer of the Company. Executive will start accruing 120 hours of PTO each year per the Company’s PTO policy. The total PTO will be prorated for the first year.

(f)       Clawback Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to the Executive pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation. or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, or stock exchange listing requirement.

1.3 Termination of Employment.

The employment term and the Executive’s employment hereunder may be terminated by either the Company or the Executive at any time and for any reason; provided that, unless otherwise provided herein, either party shall be required to give the other party at least 30 days advance written notice of any termination of the Executive’s employment. Notwithstanding the foregoing sentence, no advance notice will be required if the Executive’s employment is terminated for Cause or for a material breach of this Agreement. Upon termination of the Executive’s employment during the Employment Term, the Executive shall be entitled to the compensation and benefits described in this Agreement and shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates.

1.4 Restrictive Covenants.

(a)       Non-competition / Non-solicitation. The Executive recognizes and acknowledges that Executive’s services to the Company are of a special, unique and extraordinary nature that cannot easily be duplicated. Further, the Company has and will expend substantial resources to promote such Services and develop the Company’s Proprietary Information. Accordingly, in order to protect the Company from unfair competition and to protect the Company’s Proprietary information, the Executive agrees that for one (1) year following the termination of the employment of Executive, Executive will not engage as an Executive, consultant, owner or operator for any business, a principal component of which is the operation and monetization of a business which competes directly with the Company’s Business, as defined herein, and these named companies: Scout Media/Scout.com, Rivals.com and 247 Sports. While Executive renders services to the Company, Executive also agrees that he will not assist any person or organization in competing with the Company, in preparing to compete with the Company Business or in hiring away any employee of the Company. Executive also agrees not to solicit, induce or encourage or attempt to solicit, induce or encourage, either directly or indirectly, any employee of the Company to leave the employ of the Company for a period of two (2) years from the date of Executive’s termination with the Company for any reason.

(b)       Confidential Information. The Executive recognizes and acknowledges that the Proprietary Information is a valuable, special and unique asset of the Company’s Business. In order to obtain and/or maintain access to the Proprietary Information, which Executive acknowledges is essential to the performance of Executive’s duties under this Agreement, the Executive agrees that, except with respect to those duties assigned to him by the Company, the Executive: (i) shall hold in confidence all Proprietary Information; (ii) shall not reproduce, use, distribute, disclose, or otherwise misappropriate any Proprietary Information, in whole or in part; (iii) shall take no action causing, or fail to take any action necessary to prevent causing, any Proprietary Information to lose its character as Proprietary Information, and (iv) shall not make use of any such Proprietary Information for the Executive’s own purposes or for the benefit of any person, business or legal entity (except the Company) under any circumstances; provided that the Executive may disclose such Proprietary Information to the extent required by law if prior to any such disclosure, (A) the Executive delivers to the Company written notice of such proposed disclosure, together with an opinion of counsel regarding the determination that such disclosure is required by law and (B) the Executive provides an opportunity to contest such disclosure to the Company. The provisions of this subsection will apply to Trade Secrets for as long as the applicable information remains a Trade Secret and to Confidential information,

(c)       Ownership of Developments. All Work Product shall belong exclusively to the Company and shall, to the extent possible, be considered a work made by the Executive for hire for the Company within the meaning of Title 7 of the United States Code. To the extent the Work Product may not be considered work made by the Executive for hire for the Company, the Executive agrees to assign, and automatically assign at the time of creation of the Work Product, without any requirement of further consideration, any right, title, or interest the Executive may have in such Work Product. Upon the request of the Company, the Executive shall take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment.

(d)       Books and Records. All books, records, and accounts relating in any manner to the customers or clients of the Company, whether prepared by the Executive or otherwise coming into the Executive’s possession, shall be the exclusive property of the Company and shall be returned immediately to the Company on termination of the Executive’s employment hereunder or on the Company’s request at any time.

(e)       Acknowledgment by the Executive. The Executive acknowledges and confirms that: (i) the restrictive covenants contained in this Section 1.4 are reasonably necessary to protect the legitimate business interests of the Company; (ii) the restrictions contained in this Section 1.4 (including, without limitation, the length of the term of the provisions of this Section 1.4) are not overbroad, overlong, or unfair and are not the result of overreaching, duress, or coercion of any kind; and (iii) the Executive’s entry into this Agreement and, specifically this Section 1.4, is a material inducement and required condition to the Company’s entry into this Agreement.

(f)       Reformation by Court. In the event that a court of competent jurisdiction shall determine that any provision of this Section 1.4 is invalid of more restrictive than permitted under the governing law of such jurisdiction, then only as to enforcement of this Section 1.4 within the jurisdiction of such court, such provision shall be interpreted and enforced as if it provided for the maximum restriction permitted under such governing law.

(g)       Survival. The provisions of this Section 1.4 shall survive the termination of this Agreement.

(h)       Injunction. It is recognized and hereby acknowledged by the parties hereto that a breach by the Executive of any of the covenants contained in this Section l.4 will cause irreparable harm and damage to the Company, the monetary amount of which may be virtually impossible to ascertain. As a result, the Executive recognizes and hereby acknowledges that the Company shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in this Section 1.4 by the Executive or any of Executive’s Affiliates, associates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies the Company may possess.

1.5 Definitions. The following capitalized terms used herein shall have the following meanings:

“Affiliate” shall mean, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by or under common control with such Person.

“Agreement” shall mean this Agreement, as amended from time to time, “Annual Salary” shall have the meaning specified in Section 1.2(a). “Board” shall mean the Board of Directors of the Company.

“Code” shall have the meaning of the Internal Revenue Code of 1986, as it may be amended from time to time.

“Company” shall have the meaning specified in the introductory paragraph hereof; provided that, (i) “Company’ shall include any successor to the Company to the extent provided under Section 2.6 and (ii) for purposes of Section 1.5, the term “Company’ also shall include any existing or future subsidiaries of the Company that are operating during any of the time periods described in Section 1.1(a) and any other entities that directly or indirectly, through one or more intermediaries, control, are controlled by or are under common control with the Company during the periods described in Section 1.1(a).

“Company’s Business” shall mean (a) the business of owning and operating a network of expert-led online interest groups and communities, associated web and mobile application products enabling access to such network, and monetization of such business through membership fees, advertising, commerce etc. and (b), if and to the extent different from, in any material respects, the foregoing, the then business of the Company.

“Confidential Information” shall mean any information belonging to or licensed to the Company, regardless of form, other than Trade Secrets, which is valuable to the Company and not generally known to competitors of the Company, including, without limitation, all online research and marketing data and other analytic data based upon or derived from such online research and marketing data.

“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Proprietary Information” shall mean the Trade Secrets, the Confidential Information and all physical embodiments thereof, as they may exist from time to time.

“Trade Secrets” means information belonging to or licensed to the Company, regardless of form, including, but not limited to, any technical or non-technical data, formula, pattern, compilation, program, device, method, technique, drawing, financial, marketing or other business plan, lists of actual or potential customers or suppliers, or any other information similar to any of the foregoing, which derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use.

“Work Product” means all copyrights, patents, trade secrets, or other intellectual property fights associated with any ideas, concepts, techniques, inventions, processes, or works of authorship developed or created by the Executive during the course of performing work for the Company or its clients and relating to the Company’s business.

ARTICLE 2.
MISCELLANEOUS PROVISIONS

2. Further Assurances. Each of the parties hereto shall execute and cause to be delivered to the other party hereto such instruments and other documents, and shall take Such other actions, as Such other party may reasonably request for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

2.2 Notices. All notices hereunder shall be in writing and shall be sent by (a) certified or registered mail, return receipt requested, (b) national prepaid overnight delivery service, (c) facsimile transmission (following with hard copies to be sent by prepaid overnight delivery Service) or (d) personal delivery with receipt acknowledged in writing. All notices shall be addressed to the parties hereto at their respective addresses as set forth below (except that any party hereto may from time to time upon fifteen days’ written notice change Executive’s address for that purpose), and shall be effective on the date when actually received or refused by the party to whom the same is directed (except to the extent sent by registered or certified mail, in which event such notice shall be deemed given on the third day after mailing).

If to the Company:

theMaven Network, Inc., 5048 Roosevelt Way NE, Seattle, WA 98105

If to the Executive:

Mr. Martin Heimbigner, 6604 110th Avenue NE , Kirkland, WA 98033

2.3 Headings. The underlined or boldfaced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement,

2.4 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

2.5 Governing Law; Jurisdiction and Venue.

(a)       This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Washington (without giving effect to principles of conflicts of laws), except to the extent preempted by federal law.

(b)       Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced exclusively in any state or federal court located in King County, Washington.

2.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns (if any). The Executive shall not assign this Agreement or any of Executive’s rights or obligations hereunder (by operation of law or otherwise) to any Person without the consent of the Company.

2.7 Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach. The parties to this Agreement further agree that in the event Executive prevails on any material claim (in a final adjudication) in any legal proceeding brought against the Company to enforce Executive’s rights under this Agreement, the Company will reimburse Executive for the reasonable legal fees incurred by Executive in connection with such proceeding.

2.8 Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the Waiver of statutory claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

2.9 Code Section 409A Compliance. To the extent amounts or benefits that become payable under this Agreement on account of the Executive’s termination of employment (other than by reason of the Executive’s death) constitute a distribution under a “nonqualified deferred compensation plan” within the meaning of Code Section 409A (“Deferred Compensation”), the Executive’s termination of employment shall be deemed to occur on the date that the Executive incurs a “separation from Service’ with the Company within the meaning of Treasury Regulation Section 1.409A-1(h). If at the time of the Executive’s separation from service, the Executive is a “specified Executive” (within the meaning of Code Section 409A and Treasury Regulation Section 1.409A-1(i)), the payment of such Deferred Compensation shall commence on the first business day of the seventh month following Executive’s separation from Service and the Company shall then pay the Executive, without interest, all such Deferred Compensation that would have otherwise been paid under this Agreement during the first six months following the Executive’s separation from service had the Executive not been a specified Executive. Thereafter, the Company shall pay Executive any remaining unpaid Deferred Compensation in accordance with this Agreement as if there had not been a six-month delay imposed by this paragraph. If any expense reimbursement by the Executive under this Agreement is determined to be Deferred Compensation, then the reimbursement shall be made to the Executive as soon as practicable after submission for the reimbursement, but no later than December 31 of the year following the year during which such expense was incurred. Any reimbursement amount provided in one year shall not affect the amount eligible for reimbursement in another year and the right to such reimbursement shall not be subject to liquidation or exchange for another benefit. In addition, if any provision of this Agreement would subject the Executive to any additional tax or interest under Code Section 409A, then the Company shall reform such provision; provided that the Company shall (x) maintain, to the maximum extent practicable, the original intent of the applicable provision without subjecting the Executive to such additional tax or interest and (y) not incur any additional compensation expense as a result of such reformation.

2.10 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

2.1. Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, Void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law,

2.12 Parties in Interest. Except as provided herein, none of the provisions of this Agreement are intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

2.13 Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto relating to the Subject matter hereof and Supersedes all prior agreements, team sheets and understandings among of between the parties relating to the Subject matter hereof.

[SIGNATURE PAGE TO EXECUTIVE EMPLOYMENT AGREEMENT TO FOLLOW]

The parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

THE COMPANY:
theMaven, Inc.

By:
Name:
Title:

THE EXECUTIVE:

Marty Heimbigner